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                                                                    EXHIBIT 10.5

                              Bonus Plan Proposal
                                      for
                      Allen M. Barnett & George W. Roland


The purpose of this plan is twofold:

   1. To define a bonus incentive plan for Allen and George such that their total compensation is dependent in significant measure on the financial performance of AstroPower; and

   2.  To provide equal incentive bonus to both Allen and George.

This proposal builds on the bonus incentives already established for George as stated in his employment contract of May, 1996.

There shall be a bonus for 1997 ranging from $0 to $50,000 measured against the following set of performance criteria:

   1. Payment of one-third if the Product Revenue for 1997 in the P&L Plan of 2/4/97 ($10,020,459) is achieved. The bonus payable under this provision will be $0 if only 80% of the plan is achieved and will scale proportionately from 80% to 100%.

   2. Payment of one-third scaled to the Net Profit for 1997 in the P&L Plan of 2/4/97 ($159,557). The bonus payable under this provision will be $0 if only 50% of the plan is achieved and will scale proportionately from 50% to 120%.

   3. Payment of one-third if a total of at least 200 kW of Silicon-Film(TM) product is shipped in 1997. This is three times that shipped in 1966
       (66kW) and five times that shipped in 1997 to May 15th.


The bonus shall be payable within 30 days of the end of the fiscal year.